Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Date November 30, 2006

Efficient Allocation Return Note (EARN) linked to: A Domestic Basket and An International Basket 4 Yr. 100% Protection, 80% / 20% Efficient Allocation
Final Terms and Conditions	November 30, 2006
Summary Terms of Note

Security Codes	:	▪ CUSIP: 28264QDX9 ▪ ISIN: US28264QDX97 ▪ Common: 027527787

Underwriter	:	Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings	:	Moody’s Aaa / S&P AA+ / Fitch AAA (see issuer info below)

Issuance Amount	:	$2,676,000

Denomination	:	$1,000 per Note (min. investment $1,000)

Underlying	:	A basket of two “EARN Baskets”:

		•	The Domestic EARN Basket
		•	The International EARN Basket
Each EARN Basket is comprised of 3 equally weighted indices as defined below.

Domestic EARN	:	•	Midcap SPDR Trust Series 1 (Bloomberg: MDY <Equity>)
Basket		•	iShares Russell 2000 Index Fund (Bloomberg: IWM <Index>)
		•	iShares Russell 1000 Index Fund (Bloomberg: IWB <Index>)

International EARN	:	•	iShares MSCI EAFE Index Fund (Bloomberg: EFA <Index>)
Basket		•	Nikkei-225 Stock Average (Bloomberg: NKY <Index>)
		•	iShares MSCI Emerging Markets Index (Bloomberg: EEM <Index>)

Basket Constituent	:	Each of the indices included in the EARN Baskets

Initial Levels	:	•	147.80: Midcap SPDR Trust Series 1 (Bloomberg: MDY <Equity>)
		•	77.78: iShares Russell 2000 Index Fund (Bloomberg: IWM <Index>)
		•	76.00: iShares Russell 1000 Index Fund (Bloomberg: IWB <Index>)
		•	72.36: iShares MSCI EAFE Index Fund (Bloomberg: EFA <Index>)
		•	16,321.78: Nikkei-225 Stock Average (Bloomberg: NKY <Index>)
		•	109.35: iShares MSCI Emerging Markets Index (Bloomberg: EEM <Index>)
(The Official closing levels of each Basket Constituent on the Initial Valuation Date).

Final Level	:	Arithmetic average of the closing levels of each Basket Constituent on each Valuation Date.

Participation:	:	100%

Redemption Amount at	:	The security holder will receive at Maturity for each Note:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product.”
The Nikkei Stock Average (“Index”) is an intellectual property of Nihon Keizai Shimbun, Inc. (the “Index Sponsor”). “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of the Index Sponsor. The Index Sponsor reserves all the rights, including copyright, to the index.
iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG London Branch. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Maturity		• $1,000 + ($1,000 * EARN Return * Participation)

subject to a minimum of $1,000 per Note

EARN Return	:	The sum of:

• 80.0% * Highest EARN Basket Return
• 20.0% * Lowest EARN Basket Return

EARN Basket Return	:	For each EARN Basket, its return will be the sum of the equally weighted returns on each of its Basket Constituents, calculated as follows:

o Performance is calculated as: (Final Level — Initial Reference Level)
Initial Reference Level

Secondary Listing	:	Unlisted: DBSI intends to post an indicative secondary market on Bloomberg: DBUS <GO>, and on our website at http://www.usxmarkets.db.com

Business Days	:	London, New York (following business day convention)

Form of Note	:	The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC. Global Note. Book Entry.

Issuer	:	Eksportfinans ASA

Calculation Agent	:	Deutsche Bank AG London

Governing Law	:	New York

Relevant Dates

Subscription Period	:	November 9, 2006 — November 30, 2006 (until 2:00pm EST)

Trade Date	:	November 30, 2006

Initial Valuation Date	:	December 1, 2006

Initial Settlement Date	:	December 6, 2006 (T+4 from Trade date)

Valuation Dates	:	The 1st day of each quarter from and including March 1st , 2007 to and including the Final Valuation Date for a total of 16 Quarterly Valuation Dates, subject to succeeding business days.

Final Valuation Date	:	December 1, 2010

Maturity / Final Settlement Date	:	December 6, 2010 (3 Business Days after the Final Valuation Date)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product.”
The Nikkei Stock Average (“Index”) is an intellectual property of Nihon Keizai Shimbun, Inc. (the “Index Sponsor”). “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of the Index Sponsor. The Index Sponsor reserves all the rights, including copyright, to the index.
iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG London Branch. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Product Snapshot: Efficient Allocation Return Note (EARN)
Hypothetical Terms Only — November 9, 2006

Sample Structure:
•	Underlying Indices:	Domestic EARN Basket and International EARN Basket
•	Maturity:	4.0 Years
•	Principal Protection:	100% (full principal guarantee)
•	EARN Weightings:	80% to the Highest EARN Basket Return, 20% to Lowest EARN Basket Return
•	Participation:	100% (final value is averaged quarterly)
Positioning:
•	Offers investors a unique opportunity to profit from the best of look-back performance.
•	Offers 100% participation in the EARN Return, which dynamically allocates at maturity 80% to the top performing basket, and 20% to worst performing basket.
•	Investors are fully Principal Protected in the event the average Underlying Index value is negative.
Upside Scenario:
•	All Basket Constituents are positive.
•	Unlimited uncapped participation in the EARN Return.
Downside Scenario:
•	Principal only is redeemed at maturity. Investors may have been better off owning another security.
•	100% loss possible in the event of an issuer default.
Risk Considerations:
•	Opportunity Cost — The Note may only return Principal. If so may have been better off owning another comparable fixed income investment.
•	Liquidity and Market Risk — The Securities will not be listed on a Securities exchange. DBSI intends to maintain an indicative secondary market via Bloomberg (DBUS <GO>), but two-sided liquidity may be limited.
•	Credit Risk — Investors are assuming the credit risk of the issuer.
Hypothetical Scenario Analysis at Maturity:

•	Hypothetical or simulated performance results discussed herein have inherent limitations and is not representative of an actual transaction. The hypothetical scenario analysis contained herein is not reflective of the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will, or is likely to, achieve profits or losses similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.
•	The graph to the left shows potential returns from the EARN as compared to the Underlying Basket. All returns are expressed in percentages.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product.”.
The Nikkei Stock Average (“Index”) is an intellectual property of Nihon Keizai Shimbun, Inc. (the “Index Sponsor”). “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of the Index Sponsor. The Index Sponsor reserves all the rights, including copyright, to the index.
iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG London Branch. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.